EXHIBIT 99.2 SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 11-K
(Mark One)
[X]	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the fiscal year ended December 31, 2004
OR
[ ]	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the transition period from __________ to __________.
Commission File No. 1-768
CATERPILLAR FOREIGN SERVICE EMPLOYEES' STOCK PURCHASE PLAN (Full title of the Plan)
CATERPILLAR INC. (Name of issuer of the securities held pursuant to the Plan)
100 NE Adams Street, Peoria, Illinois 61629 (Address of principal executive offices)

REQUIRED INFORMATION

Item 1.
The audited statement of assets available for plan benefits as of the end of the latest fiscal year of the Plan is attached hereto as Exhibit A.

Item 2.
The audited statement of changes in assets available for plan benefits for the latest fiscal year of the Plan is attached hereto as Exhibit B.

Item 3.
The statements required by Items 1 and 2 have been prepared in accordance with the applicable provisions of Article 6A of Regulation S-X (17 CFR 210.6A-01-.6A-05).

Item 4.
The Consent of Independent Accountants is attached hereto as Exhibit C.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CATERPILLAR FOREIGN SERVICE EMPLOYEES' STOCK PURCHASE PLAN
CATERPILLAR INC. (Issuer)

By:	/s/David B. Burritt

	Name:	David B. Burritt
	Title:	Vice President and Chief Financial Officer

Caterpillar Inc.
Foreign Service Employees'
Stock Purchase Plan
Financial Statements
December 31, 2004 and 2003

Report of Independent Registered Public Accounting Firm

To the Participants, Investment Plan Committee
and Benefits Funds Committee of the Caterpillar Inc.
Foreign Service Employees' Stock Purchase Plan

In our opinion, the accompanying statement of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of the Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan (the "Plan") at December 31, 2004 and 2003, and the changes in assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As further discussed in Note 4 to the financial statements, during 2003, the management of Caterpillar Inc., the Plan's sponsor, decided to terminate the Plan effective December 31, 2003. The majority of Plan's assets were transferred to individual participant accounts on January 15, 2004; however, some assets still remain in the Plan. These assets are expected to be liquidated in 2005.

PricewaterhouseCoopers LLP
Peoria, Illinois
February 24, 2005

EXHIBIT A
Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan Statement of Assets Available for Benefits Years Ended December 31, 2004 and 2003

	2004	2003

Cash and cash equivalents	$513	$-
Investment in Caterpillar Inc. common stock	2,536	2,154,218
Participants contributions receivable	-	12,374
Employer contributions receivable	-	12,456

Assets available for benefits	$3,049	$2,179,048

The accompanying notes are an integral part of the financial statements.

EXHIBIT B
Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan Statement of Changes in Assets Available for Benefits For the Years Ended December 31, 2004 and 2003
	2004	2003

Contributions
Participants	$-	$147,102
Employer	-	147,102

Total contributions	-	294,204

Investment income (loss)
Dividends	46	33,484
Net appreciation (depreciation) in fair value of common stock	18,342	911,645

Net investment gain (loss)	18,388	945,129

Deductions
Withdrawals	-	(102,600)

Total deductions	-	(102,600)

Transfers
Transfer of Plan assets	(2,194,387)	-

Total transfers	(2,194,387)	-

Increase (decrease) in net assets available for benefits	(2,175,999)	1,136,733

Net assets available for benefits
Beginning of year	2,179,048	1,042,315

End of year	$3,049	$2,179,048

The accompanying notes are an integral part of the financial statements.

Caterpillar Inc.
Foreign Service Employees'
Stock Purchase Plan
Notes to Financial Statements
December 31, 2004 and 2003

   1.   Plan description

The following description of the Caterpillar Inc. Foreign Service Employees' Stock Purchase Plan ("the Plan") provides only general information. Employees should refer to the Plan agreement for a more complete description of the Plan's provisions.

General

The Plan is a contributory defined contribution plan established by Caterpillar Inc. (the "Company") to enable eligible U.S. Foreign Service Employees of the Company and its subsidiaries (the "participating employers") to acquire ownership interests in the Company through purchases of its common stock. As further discussed in Note 4, the Plan was terminated effective December 31, 2003.

Participation

Generally, U.S. Foreign Service Employees of the participating employers who met certain age, service and citizenship or residency requirements, and were ineligible to make contributions under the Employees' Investment Plan adopted by the Company, were eligible to participate in the Plan. Participation commenced upon an eligible employee filing an application with the Investment Plan Committee. Participating eligible employees (the "participants") could acquire ownership interests in the Company through purchases of its common stock.

Participant accounts

The Plan maintained two accounts for each participant. The participant's account was credited with the participant's contribution. The employer account of each participant was credited with the employer's contribution. The benefit to which a participant was entitled was the benefit that could be provided from the participant's vested accounts.

Contributions

Participant contributions were made through after-tax payroll deductions based on a percentage (2 percent - 6 percent) of total earnings as elected by the participant. Participants with 25 or more years of service with the employers could contribute an additional 1 percent - 4 percent of earnings.

Effective January 1, 2003, employer contributions were equal to 100 percent of the employee contributions up to a maximum of 6 percent of base pay contributed by the employee.

    Investment Programs

Contributions were invested entirely in Caterpillar Inc. common stock. Cash dividends and other cash proceeds with respect to the company shares held in the accounts of a participant were credited to such accounts and were reinvested in company shares as soon as practicable after the close of the calendar month in which received in the same manner as an employer contribution for such stock.

Vesting and distribution provisions
Participants were immediately fully vested at all times in participant and employer contributions and earnings thereon.

A participant could elect at any time to withdraw all company shares in his participant account and employer account. All fractional interests in company shares are distributed in cash.

Administration

The Plan was administered by the Investment Plan Committee, which was responsible for non-financial matters, and the Benefits Funds Committee, which was responsible for financial aspects of the Plan. Caterpillar Inc. and the Benefit Funds Committee had entered into trust agreements with The Northern Trust Company to receive contributions, administer the assets of the Plan and distribute participant withdrawals pursuant to the Plan.

Risks and uncertainties

The Plan provided solely for investments in the Company's common stock. Investment securities were exposed to various risks, including market risk. Due to the level of risk associated with investment securities, it was at least reasonably possible that changes in the values of investment securities could occur and that such changes could materially affect participants' account balances and the amounts reported in the statement of assets available for benefits.

  2.    Summary of significant accounting policies
Basis of accounting
The Plan's accounts were maintained on the accrual basis of accounting.

Contributions
Contributions to the Plan were made directly to the trust and shares were immediately purchased by the trust on the open market.

Administrative expenses
Administrative costs, including trustee fees and certain investment costs, were paid by the Company.

Withdrawals
Withdrawals were recorded when paid.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and benefit payments. Actual results could differ from those estimates.

   3.   Investments

The Plan's investments are stated at fair value. Caterpillar Inc. common stock is valued at quoted market prices. Dividends are recorded on the ex-dividend date. The Plan presents in the statement of changes in assets available for benefits the change in fair value of the Plan's investments that consist of the realized gains and losses and the unrealized appreciation/(depreciation) on those investments. Purchases and sales of securities are reported on a trade date basis.

	2004		2003
	Shares	Dollars	Shares	Dollars

Beginning balance	25,943	$2,154,218	22,487	$1,028,098
Purchases	301	24,830	4,931	283,591
Dividends reinvested	-	46	567	33,484
Withdrawals	-	-	(2,042)	(102,600)
Transfer of Plan assets	(26,218)	(2,194,387)	-	-
Net appreciation	-	17,829	-	911,645

Ending balance	26	$2,536	25,943	$2,154,218

The Plan invests mainly in Caterpillar Inc. common stock. In addition, the Plan invests excess cash in the Northern Institutional Funds Diversified Assets Portfolio, which is sponsored and managed by The Northern Trust Company, the Trustee for the Plan. The portfolio is classified as a cash and cash equivalent on the statement of assets available for benefits.

   4.   Plan termination
During 2003, the management of Caterpillar Inc., the Plan sponsor, approved the termination of the Plan effective December 31, 2003. Assets were transferred from the Trust into individual brokerage accounts for the participants on January 15, 2004.

On January 15, 2004, 26,218 shares, totaling $2,194,387, were transferred out of the Plan into individual participant brokerage accounts. As of December 31, 2004, 26 shares of Caterpillar Inc. common stock remain in the Plan, and it is expected that these remaining assets will be liquidated from the Plan in 2005.

No participant or employer contributions were made to the Plan during 2004.

EXHIBIT C

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-43929, as amended) of Caterpillar Inc. of our report dated February 24, 2005 relating to the financial statements of the Caterpillar Foreign Services Employees' Stock Purchase Plan, which appear in this Form 11-K.

PricewaterhouseCoopers LLP
Peoria, Illinois
February 24, 2004